EXHIBIT 23.1

Consent of Richard Walker and Co.

Richard Walker and Co. 433 East 75th Street

Certified Public Accountant Chicago, Illinois 60619

Member - Illinois CPA Society (773) 846-6690 / Fax (773) 846-6688

June 25, 2004

To Whom It May Concern:

CONSENT OF INDEPENDENT AUDITORS

The firm of Richard Walker and Co., Certified Public Accountants, consents to the inclusion of our report on the Financial Statements of Supreme Property, Inc. as of December 31, 2002 and December 31, 2001, in the Registration Statement (Form S-4) of Coronation Acquisition Corp., as may be amended, filed with the U.S. Securities and Exchange Commission now or in the future.

/s/ Richard Walker

Richard Walker & Co.

Certified Public Accountants